Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SPECIAL VOTING STOCK
OF
MARATHON OIL CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), and pursuant to Article Fourth of its Restated Certificate of Incorporation, as amended (the “Restated Charter”), the undersigned, Marathon Oil Corporation, a company organized and existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Charter, the Board of Directors of the Company and any duly authorized committee thereof (collectively, the “Board of Directors”), by resolution duly adopted, authorized the creation and issuance of a series of Preferred Stock, without par value, of the Company (the “Special Voting Stock”), and established the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, and, on October 18, 2007, filed a Certificate of Designations with respect to the
Special Voting Stock in the office of the Secretary of State of the State of Delaware.

That, no shares of said Special Voting Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

That, pursuant to the authority vested in the Board of Directors in accordance with the applicable provisions of the Restated Charter, the Board of Directors adopted by Unanimous Written Consent as of October 17, 2007 the following resolution:

WHEREAS, by resolution of the Board of Directors and by a Certificate of Designations (the “Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on October 18, 2007, the Company authorized the creation of a series of Preferred Stock, without par value, of the Company, such series designated as Special Voting Stock (the “Special Voting Stock”) and fixed the designation and number of shares thereof and the other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof; and

WHEREAS, 5,156,093 shares of such Special Voting Stock were originally issued by the Corporation and all such shares have been reacquired by the Corporation as of the date hereof; and

WHEREAS, as of the date hereof, no shares of such Special Voting Stock are outstanding and no shares of such Special Voting Stock will be issued subject to said Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to such Special Voting Stock be eliminated from the Restated Charter of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designations with respect to the Special Voting Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as amended, of the Company; and it is

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to the Special Voting Stock shall be eliminated from the Restated Charter, as amended, of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 24th day of June, 2010.

MARATHON OIL CORPORATION
By: /s/ Janet F. Clark

Name: Janet F. Clark
Title: Executive Vice President and Chief Financial Officer